Filed Pursuant to Rule 433

Registration No. 333-228364

**PXG DETAILS** $942.82mm Drive Auto Receivables Trust 2020-2 (DRIVE 2020-2)

Joint Leads: J.P. Morgan (struc), BMO, Santander, Soc Gen

Co-Managers: Citi, Deutsche Bank, MUFG

CL	$AMT(MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	109.00	0.12	P-1/A-1+	09/20	06/21	IntL+10	0.32433	0.32433	100.00000
A-2-A	275.00	0.61	Aaa/AAA	09/21	07/23	EDSF+53	0.855	0.85	99.99788
A-2-B	65.00	0.61	Aaa/AAA	09/21	07/23	1mL +53			100.00000
A-3	129.52	1.51	Aaa/AAA	04/22	05/24	EDSF+55	0.834	0.83	99.99618
B	135.42	2.13	Aa1/AA	12/22	03/25	IntS+115	1.428	1.42	99.99212
C	128.43	2.83	A2/A	09/23	08/26	IntS+200	2.292	2.28	99.99691
D	100.45	3.53	Baa3/BBB	02/24	05/28	IntS+275	3.072	3.05	99.99159

Expected Settle : 06/17/20	Registration : SEC Registered
First Pay Date : 07/15/20	ERISA : Yes
Expected Ratings : Moody’s, S&P	Pxing Speed : 1.75 ABS to 10% Call
Ticker : DRIVE 2020-2	Min Denoms : $1k x $1k
Expected Pricing : Priced	Bill & Deliver : J.P. Morgan
ABS-15G Filing : Tues, 06/02

CUSIPs:

A-1 26208VAA4

A-2-A 26208VAB2

A-2-B 26208VAC0

A-3 26208VAD8

B 26208VAE6

C 26208VAF3

D 26208VAG1

Available Information:

Preliminary Prospectus: Attached

Ratings FWP: Attached

DealRoadshow.com: DRIVE20202

IntexNet/CDI: Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.